Exhibit 4.11

ANTERIOS, INC.

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made as of the 6th day of October, 2009 by and among Anterios, Inc. (f/k/a Encapsion, Inc.), a Delaware corporation (the “Company”), each holder of the Company’s Series A Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”) listed on Schedule A (the “Series A Holders”) and each holder of the Company’s Series B Preferred Stock, $0.0001 par value per share (“Series B Preferred Stock”) listed on Schedule B  (the “Series B Holders”, together with the Series A Holders, the “Investors”, and each individually, an “Investor”) and those certain stockholders of the Company listed on Schedule C (each of whom is referred to herein as a “Key Holder” and, collectively, as the “Key Holders”).

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule C;

WHEREAS, the Company, the Series A Holders, and the Key Holders previously entered into the Right of First Refusal and Co-Sale Agreement, dated January 16, 2007 (the “Prior Agreement”), and previously purchased shares of the Company’s Series A Preferred Stock, pursuant to that certain Preferred Stock Purchase Agreement dated as of January 16, 2007, between the Company, the Key Holders and the Series A Holders; and

WHEREAS, concurrently with the execution of this Agreement, the Company and the Series B Holders are entering into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series 13 Preferred Stock to the Series B Holders; and

WHEREAS, to induce the Company to enter into the Purchase Agreement and to induce the Series B Holders to invest funds in the Company pursuant to the Purchase Agreement, the Investors, Key Holders and the Company hereby agree to enter into this Agreement.

NOW, THEREFORE, the Company, the Key Holders and the Investors, each hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

1.                                 Definitions.

“Affiliate” means, with respect to any specified Investor, any other Investor who or which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, officer, director or manager of such Investor, and any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.

“Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

“Company Notice” means written notice from the Company notifying the selling Key Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

“Investor Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

“Investors” means the persons named on Schedule A and Schedule B hereto, each person to whom the rights of an Investor are assigned pursuant to Section 6.8, each person who hereafter becomes a signatory to this Agreement pursuant to Section 6.10 and any one of them, as the context may require.

“Key Holders” means the persons named on Schedule C hereto, each person to whom the rights of a Key Holder are assigned pursuant to Section 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Section 6.8 or 6.15 and any one of them, as the context may require.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds 113,871 or more shares of Series B Preferred Stock or 337,257 or more shares of Series A Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

“Preferred Stock” means collectively, all shares of Series A Preferred Stock and Series B Preferred Stock.

“Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

“Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

“Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Second Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of the Company which will be filed as of the Initial Closing, as defined in the Purchase Agreement.

“Secondary Notice” means written notice from the Company notifying the Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or Common Stock issued or issuable upon conversion of Preferred Stock.

“Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.                                      Agreement Among the Company, the Investors and the Key Holders.

2.1                               Right of First Refusal.

(a)                                 Grant. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee, if, at the time of a Proposed Key Holder Transfer, such Key Holder holds a number of shares of Common Stock that is equal to or greater than one percent (1%) of the issued and outstanding Common Stock (assuming the conversion of any Preferred Stock).

(b)                                 Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer.

Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice.

(c)                                  Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section  2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)                                 Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Investors with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Section 2.1(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of

Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2                               Right of Co-Sale.

(a)                                 Exercise of Right. If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Section 2.2(b)  below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if an Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). Each Investor who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)                                 Shares Includable. Each Investor who timely exercises such Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 2.2(a)  may include in the Proposed Key Holder Transfer all or any part of such Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holder. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)                                  Delivery of Certificates. Each Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the transferring Key Holder, no later than fifteen (15) days after such Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i)                                     the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; or

(ii)                                  the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above.

The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)                                 Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e)                                  Deliveries. Each stock certificate an Investor delivers to the selling Key Holder pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f)                                   Additional Compliance. If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2, The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3                               Effect of Failure to Comply.

(a)                                 Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)                                 Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)                                  Violation of Co-Sale Right, If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 2.2.

3.                                      Exempt Transfers.

3.1                               Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, beneficiaries, remaindermen, members, partners, Affiliates or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members; provided that in the case of clauses (a), or (c), the Key Holder shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2.

3.2                               Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a)

to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”) or (b) pursuant to a Deemed Liquidation Event (as defined in the Second Restated Certificate).

3.3                               Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the reasonable determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should reasonably determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.                                      Legend. Each certificate representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Section 3(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION,

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.                                      Lock-Up.

5.1                               Agreement to Lock-Up. Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within fifteen (15) days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Key Holders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto,

5.2                          Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

6.                                 Miscellaneous.

6.1                          Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO, (b) the consummation of a Deemed Liquidation Event (as defined in the Second Restated Certificate), or (c) the sale or transfer of more than fifty percent (50%) of the Company’s voting power where the aggregate value of such sale or transfer of cash and/or public securities to the stockholders of the Company in a transaction or series of related transactions is equal to or in excess of $50,000,000.

6.2                          Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3                          Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4                          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A, Schedule B or Schedule C hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy shall also be sent to Faber Daeufer & Rosenberg PC, 950 Winter Street, Suite 4500, Waltham, MA 02451, Attention: Joseph L. Faber, Esq., Facsimile: (781) 795-4747, and if notice is given to the Purchasers, a copy shall also be given to Morgan Lewis & Bockius, 2 Palo Alto Square, 3000 El Camino Real, Suite 700, Palo Alto, California 94306, Attention: Thomas W. Kellerman, Esq., Facsimile: (650) 843-4001.

6.5                               Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall terminate and be of no further force and effect and shall be superseded and replaced in its entirety by this Agreement.

6.6                               Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring, Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.7                               Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver, The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8                            Assignment of Rights.

(a)                                 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)                                 Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)                                  The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by an Investor to any Affiliate, it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)                                 Except in connection with an assignment by the Company by operation of law or otherwise to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.9                               Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10                        Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series A Preferred Stock or Series B Preferred Stock after the date hereof, any purchaser of such shares of Series A Preferred Stock or Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

6.11                        Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

6.12                        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.13                        Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.14                        Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Company and each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.15                        Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (I%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

ANTERIOS, INC.

By:	/s/ Jon Edelson

Name: Jon Edelson

Title: CEO and President

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

SHD Anterios Partners, LLC

By: Scientific Health Development, Ltd., its sole manager
By: SHD GP, LLC, its general partner

By:	/s/ Carter Meyer
Carter Meyer, Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

QUANTUM TECHNOLOGY PARTNER IV, L.P.

By: Quantum Technology Management Company IV, LLC, its General Partner

By:	/s. Barry Dickman
Barry Dickman

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:
QUANTUM TECHNOLOGY PARTNER IV, L.P.

By: Quantum Technology Management Company IV, LLC, its General Partner

By:	/s. Barry Dickman
Barry Dickman

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

ASCENT BIOMEDICAL VENTURES I, LP

By: ABV, LLC, its General Partner

By:	/s. Geoffrey W. Smith
Name: Geoffrey W. Smith
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

ASCENT BIOMEDICAL VENTURES I NY, LP

By: ABV, LLC, its General Partner

By:	/s. Geoffrey W. Smith
Name: Geoffrey W. Smith
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

TRUST OF CRAIG D. FRIEDMAN

By:	/s. Craig D. Friedman
Name: Craig D. Friedman, MD FACS

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

BARCLAYS CAPITAL, INC. CUSTODIAN FBO DAVID B. MUSKET IRA

By: Barclays Capital, Inc. Custodian FBO David B. Musket IRA, its general partner

By:	/s. David B. Musket
Beneficiary

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

BARCLAYS CAPITAL, INC. CUSTODIAN FBO JACQUELINE C. WHITNEY IRA

By: Barclays Capital, Inc. Custodian FBO Jacqueline C> Whitney IRA, its general partner

By:	/s/ Jacqueline C. Whitney

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

MPH ENTERPRISES LLC

By: MPH Enterprises, LLC, its general partner

By:	/s/ Morton Hyman

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

SA CAPITAL GROUP LLC

By: SA Capital Group LLC, its general partner

By:	/s. Noah P. Dorsky

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

PETER SOLLETT

By:	/s/ Peter Sollett

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

JAY PETSCHEK

By:	/s/ Jay Petschek

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

DAVID YASPAN

By:	/s/ David Yaspan

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

JEFFREY SCHAB

By:	/s/ Jeffrey Schab

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

MAJOR FAMILY PARTNERSHIP

By: Major Family Partnership, its general partner

By:	/s. Seth Feuerstein

KEY HOLDER:

/s/ Jon Edelson
Jonathon Edelson, MD

KEY HOLDER:

/s/ Rachel Edelson
Rachel Edelson, MD

KEY HOLDER:

EDELSON TRUST F/B/O ZACHARY EDELSON

/s/ Rachel Edelson, Trustee
Duly authorized

KEY HOLDER:

EDELSON TRUST F/B/O ELI EDELSON

/s/ Rachel Edelson, Trustee
Duly authorized

KEY HOLDER:

/s/ Stephen McCarthy
Stephen McCarthy, PhD

KEY HOLDER:

/s/ Robert Nicolosi
Robert Nicolosi, PhD

KEY HOLDER:

/s/ Bal Ram Singh
Bal Ram Singh, PhD